EXHIBIT 8

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 2/11/26 to 2/19/26, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/10/2026	Sell	22,059	17.01
2/11/2026	Sell	56,342	16.89
2/12/2026	Sell	22,539	16.86
2/13/2026	Sell	21,332	17.01
2/17/2026	Sell	15,417	17.16
2/18/2026	Sell	21,939	17.44
2/19/2026	Sell	63,208	17.39